BAIRNCO CORPORATION

                           300 Primera Blvd, Suite 432
                            Lake Mary, Florida 32746

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held April 21, 2000

To Shareholders:

      The Annual Meeting of Shareholders of Bairnco Corporation (the "Company", or "Bairnco") will be held on Friday, April 21, 2000, at Bairnco's corporate offices, 300 Primera Blvd., Suite 432, Lake Mary, Florida at 9:00 A.M., local time, for the following purposes:

      1.    To elect the Board of Directors of Bairnco.

      2.    To ratify management's selection of Bairnco's auditors.

      3.    To approve Bairnco's 2000 Stock Incentive Plan.

      4. To transact such other business as may properly come before the meeting and any adjournment thereof.

                              --------------------

      Only shareholders of record at the close of business on March 6, 2000 will be entitled to notice of and to vote at the meeting.

      If you do not expect to attend the meeting in person, please date and sign the enclosed proxy and return it promptly by mail in the envelope provided.

                                       By Order of the Board of Directors

                                       Larry D. Smith
                                       Secretary

Lake Mary, Florida
March 14, 2000

THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY. PLEASE DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                               BAIRNCO CORPORATION
                          300 Primera Blvd., Suite 432
                            Lake Mary, Florida 32746

                              --------------------

                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                            To Be Held April 21, 2000

                              --------------------

                                  INTRODUCTION

      The Annual Meeting of Shareholders of Bairnco Corporation will be held on Friday, April 21, 2000, at Bairnco's corporate headquarters, 300 Primera Blvd., Suite 432, Lake Mary, Florida at 9:00 a.m., local time, for the purposes set forth in the accompanying notice. This Proxy Statement is furnished in connection with the solicitation by Bairnco's Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.

      If a proxy in the accompanying form is executed and returned, it nevertheless may be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Bairnco, or by attending the Annual Meeting and voting in person. On the matters coming before the meeting as to which a choice has been specified by a shareholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is so specified, the shares will be voted for the nominees listed in this Proxy Statement, in favor of the ratification of auditors, and in favor of the approval of Bairnco's 2000 Stock Incentive Plan. Abstentions (including broker non-votes) will be counted for quorum purposes, but will have no affect on the outcome of the voting.

      Only shareholders of record at the close of business on March 6, 2000, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on such date there were 7,789,584 shares of common stock of Bairnco ("Bairnco Common Stock") outstanding. Each such share will be entitled to one vote on each matter submitted to shareholders.

      The Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 17, 2000. Bairnco's Annual Report to shareholders accompanies this Proxy Statement.

                        PROPOSAL 1. ELECTION OF DIRECTORS

                DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

    The persons designated as proxies in the accompanying form of proxy have been selected by the Board of Directors of Bairnco and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Bairnco, unless instructed otherwise. The terms of all incumbent directors expire at the 2000 Annual Meeting of Shareholders, or at such later time as their successors have been duly elected and qualified. Nominees elected at the Annual Meeting will serve until the Annual Meeting of Shareholders next succeeding their election or until their successors have been duly elected and qualified. All such nominees are currently directors of Bairnco, and all were elected by shareholders at the 1999 Annual Meeting of Shareholders.

    If for any reason any of the following nominees is not a candidate when the election occurs, proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominees will be required.

Names and Ages of Nominees               Data Pertaining to Nominees
--------------------------               ---------------------------

Luke E. Fichthorn III (58) .......  Since May 23, 1990, Mr. Fichthorn has served as the Chairman and on December 18, 1991, Mr. Fichthorn became Chief Executive Officer of Bairnco. For over twenty-five years, Mr. Fichthorn has been a private investment banker and partner of Twain Associates, a private investment banking and consulting firm. Mr. Fichthorn became a director of Bairnco in January, 1981. Mr. Fichthorn is also a director of Florida Rock Industries, Inc., and FRP Properties, Inc.

Charles T. Foley (61) ............  For the past 27 years, Mr. Foley has been
                                    President, Chief Investment Officer and a director of Estabrook Capital Management, Inc., an investment advisory firm providing asset management services for individuals and institutions. Mr. Foley is Chairman of the Audit Committee and a member of the Nominating and Compensation Committees. Mr. Foley has been a director of Bairnco since May, 1990.

Richard A. Shantz (64) ...........  Mr. Shantz was President of Bairnco from
                                    August, 1990, until his retirement on
                                    January 2, 1992. He has served as a director of Bairnco since August, 1990. Mr. Shantz is Chairman of the Compensation Committee and a member of the Audit and Nominating Committees.

William F. Yelverton (58) ........  Beginning January 1, 2000, Mr. Yelverton
                                    became CEO of LiveInsurance.com, a national online insurance brokerage agency. From July 1997 until January 2000, Mr. Yelverton was an independent consultant. From September 1995 through June 1997, Mr. Yelverton was Executive Vice President of Prudential Insurance Company of America. From September 1989 until September 1995 he was Chairman and CEO of New York Life Worldwide Holding, Inc., an insurance holding company. Mr. Yelverton was elected as a director in August 1991. Mr. Yelverton is Chairman of the Nominating Committee and is a member of the Audit and Compensation Committees.

      Assuming that a quorum is present, nominees receiving a plurality of the votes cast at the Annual Meeting will be elected to the Board of Directors of Bairnco. The Board of Directors recommends a vote FOR its nominees for election to the Board of Directors.

                       MEETINGS OF THE BOARD OF DIRECTORS

      During 1999, Bairnco's Board of Directors met seven times for regular meetings and had three telephonic meetings. Each director attended more than 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served.

      Each non-employee director received an annual retainer of $16,000 per year payable quarterly and a fee of $1,500 for each regular or special meeting attended in person. Under this policy, attendance fees for all regular meetings, special meetings and committee meetings held on a single day and attended in person are limited to $1,500. No fees are paid for meetings conducted via telephone. It is also the company's policy to grant annually to each non-employee director an option to purchase 1,000 shares of Bairnco stock. The exercise price of the option is set at the fair market value of the common stock at the date of grant. One third of the options vest in each of the succeeding three years at the anniversary date of the grant. The options remain exercisable for ten years from the date of vesting.

      In addition, each director and former director of Bairnco, who is not at the time an employee of Bairnco or any of its subsidiaries, is entitled to $1,500 per day when called upon by Bairnco to perform extraordinary services (not incidental to attendance at directors' meetings) on its behalf. No such payments were made during 1999.

      During 1999, Bairnco's outside directors received the following compensation: Charles T. Foley - $26,500 Richard A. Shantz - $26,500, William F. Yelverton - $26,500. Each director was also granted an option to purchase 1,000 shares of Bairnco stock as described above.

      It is the present policy of Bairnco that outside directors, upon retirement from the Board of Directors, shall receive annually for the number of years equal to the number of years he or she has served on the Board of Directors of Bairnco as a non-employee director, an amount equal to the non-employee director annual retainer in effect at the time of his or her retirement. Such amount shall be payable in quarterly installments. If the retired non-employee director should die prior to receiving payments equal to the number of years served on the Board, the director's estate will have the choice of either continuing to receive the remaining payments on a quarterly basis, or receiving in a lump sum, the net present value of the remaining payments discounted at the then current thirty year U.S. Government bond yield.

                      COMMITTEES OF THE BOARD OF DIRECTORS

      Bairnco has standing Audit, Compensation and Nominating Committees of the Board of Directors. The Compensation Committee met eight times during 1999 and the Audit Committee met twice during 1999. The non-employee directors who are members of the Audit Compensation and Nominating Committees of Bairnco were entitled to receive a fee for each meeting attended in person on a day during which the Board of Directors did not meet. During 1999 the Audit and Compensation Committees met only on days on which the Board of Directors met and, accordingly, no additional fees were paid with respect to such meetings.

      The Audit Committee reviews and recommends to the Board of Directors the engagement of the independent auditors of Bairnco and its subsidiaries, and reviews with the auditors their work, fees and the accounting policies and practices of Bairnco and its subsidiaries.

      The Compensation Committee reviews and recommends to the Board of Directors the base salaries proposed to be paid to officers of Bairnco, Presidents of its subsidiaries, Presidents of divisions of its subsidiaries, and other employees whose base salaries exceed $150,000. The Compensation Committee also reviews and approves management incentive compensation and reviews and administers the stock option plan.

      The Nominating Committee reviews and recommends to the Board of Directors the appropriate size and composition of the Board of Directors. The Nominating Committee will not consider recommendations from shareholders; the Committee believes it has sufficient resources and contacts to fulfill its obligations.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of December 31, 1999, regarding the beneficial ownership of Bairnco Common Stock by the only persons known to Bairnco to be the beneficial owners of more than 5% of Bairnco's issued and outstanding Common Stock:

                                        Amount and Nature      Percentage of
                                          of Beneficial           Issued
                                          Ownership of        and Outstanding
Name and Address of Beneficial Owner      Common Stock         Common Stock
------------------------------------      ------------         ------------

Marvin Schwartz....................          922,800                 11.84%
  605 Third Avenue
  New York, NY 10158

FMR Corp. .........................          900,900                 11.55%
  82 Devonshire Street
  Boston, MA 02109

Dimensional Fund Advisors Inc. ....          629,700                  8.08%
  1299 Ocean Avenue
  Santa Monica, CA 90401

Neuberger & Berman, LLC............          447,400                  5.74%
  605 Third Avenue
  New York, NY 10158

The Company has retained the services of Neuberger & Berman, LLC to serve as investment manager with respect to a portion of the assets in the Bairnco Corporation Retirement Plan. Neuberger & Berman, LLC is a registered investment advisor under the Investment Advisors Act of 1940 and serves as investment advisor to numerous individuals and retirement plans. Fees payable under this arrangement are customary for these services.

      The following table presents information regarding beneficial ownership of Bairnco Common Stock by each member of the Board of Directors, each nominee for election as a director, each of the executive officers of Bairnco named in the summary compensation table below and by all directors and executive officers of Bairnco as a group, as of December 31, 1999.

                                                              Percentage of
                                        Amount and Nature         Issued
                                          of Beneficial      and Outstanding
                                           Ownership of      Common Stock on
Name of Individual or Group                Common Stock     December 31, 1998
---------------------------                ------------     -----------------

Luke E. Fichthorn III................        404,631(1)             5.19%
Charles T. Foley.....................        298,949(2)             3.83%
James W. Lambert.....................          3,250(3)            (9)
Richard A. Shantz....................        302,099(4)             3.87%
Larry D. Smith.......................            130(5)            (9)
J. Robert Wilkinson..................         70,417(6)            (9)
William F. Yelverton.................         35,899(7)            (9)
All executive officers and directors       1,115,375(8)            14.32%
  as a group (7 persons)

----------

(1) Includes 2,000 shares owned by Mrs. Fichthorn and 1,500 shares owned by two trusts of which Mr. Fichthorn is a co-trustee. Mr. Fichthorn disclaims beneficial ownership of these shares. Also includes shares that would be issued upon exercise of 266,666 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(2) Includes 33,350 shares owned by Estabrook Capital Management, Inc. ("Estabrook") which represents less than 1% of the issued and outstanding shares. Mr. Foley is President, Chief Investment Officer and a director of Estabrook. Estabrook has represented to Bairnco that it has created a "Chinese wall" that prevents Mr. Foley from participating in any investment or voting decisions with respect to such shares. Accordingly, Mr. Foley disclaims beneficial ownership of the shares of Bairnco Common Stock held by Estabrook. Also includes shares that would be issued upon the exercise of 11,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(3) Includes shares that would be issued upon the exercise of 1,250 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(4) Includes 25,700 shares owned by Mrs. Shantz as to which Mr. Shantz disclaims beneficial ownership. Also, includes shares that would be issued upon the exercise of 9,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(5) Mr. Smith indirectly owns 130 shares through ownership in trust under the Bairnco Corporation 401(K) Savings Plan.

(6) Includes 400 shares owned by each of his three children (under the Uniform Gifts to Minors Act) with Mrs. Wilkinson as custodian, with respect to which Mr. Wilkinson disclaims beneficial ownership. Also includes shares that would be issued upon exercise of 50,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan. Mr. Wilkinson also indirectly owns 7,851 shares through ownership in trust under the Bairnco Corporation 401(K) Savings Plan.

(7) Includes shares that would be issued upon the exercise of 10,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(8) Includes a total of 29,900 shares owned by the wives, children or in trusts or custodial accounts for relatives of executive officers or directors but as to which each executive officer or director, respectively, disclaims beneficial ownership. Also includes shares that would be issued upon the exercise of 352,163 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(9) The percentage of shares owned by such executive officer or director does not exceed 1% of the issued and outstanding Bairnco Common Stock.

                           COMPENSATION OF MANAGEMENT

General

The following table sets forth information regarding the compensation paid, distributed or accrued for services rendered during 1997, 1998, and 1999 to the Chairman of the Board and each of the three other most highly compensated executive officers of Bairnco (collectively the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                                   Annual Compensation       Compensation
                                                   -------------------           Awards          All Other
Name and Principal Position             Year       Salary        Bonus          Options        Compensation
---------------------------             ----       ------        -----          -------        ------------
                                                    ($)           ($)               (#)               ($)
Luke E. Fichthorn III...........        1999      $385,167      $292,500             -0-               -0-
Chairman of the Board and               1998       374,167       157,500             -0-               -0-
   Chief Executive Officer              1997       362,500       240,000             -0-               -0-

J. Robert Wilkinson (1) ........        1999       186,292        89,213             -0-               -0-
Chief Financial Officer Emeritus        1998       182,458        32,300             -0-               -0-
                                        1997       177,167        74,400             -0-               -0-

James W. Lambert (2) ...........        1999       113,333        75,348         17,500                -0-
Vice President Finance                  1998       107,667        30,900             -0-            3,260
                                        1997        41,788        39,706          2,500            27,152

Larry D. Smith (3) .............        1999       102,885        92,664         20,000            28,107
Vice President Administration           1998            -0-           -0-            -0-               -0-
                                        1997            -0-           -0-            -0-               -0-

----------
(1) Mr. Wilkinson has announced his retirement as Vice President Finance effective April 1, 2000, and will serve as Chief Financial Officer Emeritus until that time.

(2) Mr. Lambert was appointed as Corporate Controller in August 1997 and was promoted to Vice President Finance effective December 31, 1999, replacing Mr. Wilkinson. Amounts shown under All Other Compensation for Mr. Lambert relate to relocation allowances and reimbursement of relocation expenses.

(3) Mr. Smith was appointed VP Administration and Corporate Secretary in April 1999. Amounts shown under All Other Compensation for Mr. Smith relate to relocation allowances and reimbursement of relocation expenses.

Stock Options

      The following tables set forth information for each Named Executive with regard to stock option grants and exercises during 1999 and the value of stock options held as of December 31, 1999. Under Securities and Exchange Commission regulations, companies are required to project an estimate of appreciation of the underlying shares of stock during the option term. The Company has chosen the 5% to 10% formula approved by the SEC. However, the ultimate value will depend on the market value of the Company's stock at a future date, which may or may not correspond to the projections below.

                         OPTIONS GRANTED IN FISCAL 1999


                                                                                                 Potential Realizable
                             Number of                                                         Value at Assumed Annual
                             Securities   % of Total Options                                        Rates of Stock
                             Underlying       Granted to                                             Appreciation
                              Options        Employees in                                          for Option Term
Name                          Granted         Fiscal 1999     Exercise Price  Expiration Date      5%           10%
----                          -------         -----------     --------------  ---------------      ----------------
Larry D. Smith...........      20,000            20.7%            $6.375         05/21/2010       $107,475   $294,567

James W. Lambert.........       3,000            3.1%             $7.375         08/18/2010        $18,650    $51,116
                               14,500            15.0%            $6.875         12/09/2010        $84,031   $230,311

                       AGGREGATED OPTION EXERCISES IN 1999
                         AND 1999 YEAR END OPTION VALUE

                                                          Number of Securities             Value of Unexercised
                               Shares                    Underlying Unexercised          In-the-Money Options at
                              Acquired       Value       Options at Year-End (#)             Year-End ($) (1)
                             on Exercise    Realized   -----------------------------    ----------------------------
Name                             (#)          ($)      Exercisable     Unexercisable    Exercisable    Unexercisable
----                         -----------    --------   -----------     -------------    -----------    -------------
Luke E. Fichthorn III...          -0-          -0-          266,666         83,334           $16,000         $5,000

J. Robert Wilkinson.....          -0-          -0-           50,000             -0-          $50,000            $-0-

James W. Lambert........          -0-          -0-            1,250         18,750               $-0-           $-0-

Larry D. Smith..........          -0-          -0-               -0-        20,000               $-0-           $-0-

----------
(1) Value is determined by multiplying the number of unexercised in-the-money options by the difference between the stock price on December 31, 1999 and the option grant price.

Bairnco Retirement Plan

      Bairnco maintains the Bairnco Corporation Retirement Plan (the "Bairnco Plan"), a non-contributory defined benefit pension plan, in which all salaried employees and certain hourly employees of Bairnco, and its U.S. subsidiaries, Kasco Corporation and Arlon, Inc., participate.

      Remuneration covered by the Bairnco Plan in a particular year includes that year's base salary, overtime pay, commissions, stock purchase plan payments, other incentive compensation and amounts that are deferred under a 401(k) plan that is at any time maintained by Bairnco, but excludes, among other items, compensation received in that year under the Management Incentive Compensation Plan in excess of 50% of the participant's basic pay rate as of the December 31 preceding the date of payment. The 1999 remuneration covered by the Bairnco Plan for each participant therefore includes management incentive compensation (up to such 50% ceiling) paid during 1999 in respect of 1998 awards.

The following table presents information regarding estimated annual benefits payable in the form of a straight life annuity upon retirement to persons in specified remuneration and years of service classifications:

                                    Years of Service at Retirement
 Average Compensation     -----------------------------------------------------
    at Retirement            5         10         15         20      25 or More
    -------------         -------    -------    -------    -------   ----------

 $50,000 .............    $ 3,863    $ 7,727    $11,590    $15,453    $19,317
  75,000 .............      6,301     12,602     18,903     25,203     31,504
 100,000 .............      8,738     17,477     26,215     34,953     43,692
 150,000 .............     13,613     27,227     40,840     54,453     68,067
160,000 or more ......     14,588     29,177     43,765     58,353     72,942

      In accordance with IRS regulation, the maximum allowable compensation permitted in computing a benefit is $160,000 for 1999. However, employees will receive the greater of the benefit outlined above or the accrued benefit as of December 31, 1993 which was based on compensation in excess of $150,000 plus a benefit based on service after December 31, 1993 and final average compensation based on the $150,000 limit.

      For each of the following, the credited years of service under the Bairnco Plan as of December 31, 1999, and the remuneration received during 1999 covered by the Retirement Plan, were, respectively, as follows: Mr. Fichthorn, 10 years and $160,000; Mr. Wilkinson, 13 years and $160,000; Mr. Lambert, 3 years and $144,233; and Mr. Smith, 1 year and $119,394.

      In addition, Bairnco sponsors a non-qualified retirement plan such that retirement benefits as determined under the Bairnco Plan are supplemented to provide an aggregate pension benefit based on adjusted dates of hire and remuneration. Pursuant to his employment agreement, a non-qualified retirement plan provides Mr. Fichthorn an estimated annual benefit of $42,609 payable upon normal retirement date, based upon 25 projected years of credited service, and 1999 covered remuneration of $160,000.

Executive Contracts

Employment Agreement with Mr. Fichthorn

      On May 23, 1990, Bairnco entered into an agreement with Mr. Fichthorn, Chairman of Bairnco, under which Mr. Fichthorn became an employee. The initial term of the agreement was for four years, but the agreement generally automatically renews so that at no time will the term of the agreement be less than four years. Under the agreement, Mr. Fichthorn presently receives a base salary of $389,000 and is entitled to participate in the Bairnco Headquarters management incentive compensation plan, where he is entitled to receive 25% of an annual pool that is generated at the rate of $15,000 for each $.01 per share of net income of Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income.

      In accordance with the agreement, Mr. Fichthorn received, on the date when he became an employee of Bairnco, stock options for 350,000 shares of Bairnco Common Stock at an exercise price equal to the book value of a share of stock determined on the last day of the month in which he became an employee ($5.94 per share). One hundred thousand of the option shares became exercisable on the first anniversary of the date of grant; of the remaining 250,000 shares, 83,333 shares became exercisable on January 28, 1993 for earnings of $.70 per share for the calendar year 1992. An additional 83,333 shares became exercisable on January 26, 1996 for earnings at $.75 per share for the calendar year 1995. The remaining 83,334 will become exercisable on the tenth anniversary of the date of grant, if Mr. Fichthorn is an employee on such date.

      All options will remain exercisable for ten years from the first date they become exercisable. Except in the case of a voluntary termination or a termination for cause, as defined in the agreement, exercisable options will generally remain exercisable for three years following termination. The exercisability of all of the options granted to Mr. Fichthorn generally will accelerate in the event of a change of control. Each option share is to be accompanied by a limited stock appreciation right that will become exercisable for six months following a change of control. Upon exercise of such right, Mr. Fichthorn will receive the excess of the fair market value per share (or, if greater, $10 per share) over the exercise price per share for the underlying option. In the event that the payments received by Mr. Fichthorn with respect to his options and under any other provision of the agreement by reason of a change of control are subject to the excise tax on excess parachute payments, Bairnco will pay Mr. Fichthorn such amounts as are necessary to place him in the same position as he would have been in if no excise tax had been payable.

      Mr. Fichthorn will also receive a special retirement supplement that is intended to provide him a retirement benefit comparable to what he would have received under the Bairnco Plan (described above) if his combined past service as a director of Bairnco's former subsidiary, Keene Corporation, and Bairnco (24 years) were treated as years of service under that plan. The supplemental, non-qualified benefit (as described above) is fully vested.

      The Agreement provides that if Mr. Fichthorn dies while an employee, his surviving spouse or estate will receive a death benefit equal to three times the sum of (i) his base salary, and (ii) the highest bonus paid to him during the prior three years or the current year. If Mr. Fichthorn's employment terminates due to disability, he will receive 75% of his base salary for two years and 55% of such salary thereafter until the disability ends or his supplemental retirement benefits commence.

      If Bairnco terminates Mr. Fichthorn's employment without cause or breaches the agreement in a material fashion leading Mr. Fichthorn to terminate his employment, Bairnco will pay Mr. Fichthorn a lump sum benefit equal to the sum of (i) four times his then base salary, and (ii) the highest bonus paid or payable to him during the prior three years or the current year. Regardless of the reason for his termination, Bairnco will also provide Mr. Fichthorn and his spouse with medical, health and hospitalization benefits following his termination until he attains age 65 (or, in the event of his death, until his spouse attains age 65).

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The Compensation Committee consisted of the following members during all of 1999: Messrs. Charles Foley, Richard Shantz and William Yelverton. All the members of the Committee are outside directors. Prior to his retirement on January 2, 1992, Mr. Shantz was President of the Corporation. He was elected to the Compensation Committee on February 20, 1992.

               BOARD COMPENSATION COMMITEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

      The Company's executive compensation program is based on two objectives:
(i) providing market-competitive compensation opportunities, and (ii) creating a strong link between the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's executive officers.

      The components of the Company's executive compensation program include: annual base cash compensation, management incentive compensation (MIC), and longer term incentives consisting of stock options.

      Base salaries are targeted at the median of competitive data for industrial companies. (These companies differ from those shown as the Company's peer group in the Performance Graph on page 16 because the Company competes for talent with a broader group of employers than just those in its industry.) During 1999, the Company utilized information from several nationwide salary surveys as a basis to make upward adjustments in salary ranges to maintain competitiveness. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the positions, duties and responsibilities in accordance with a formal Compensation Policy.

Incentive Compensation

      Incentive compensation depends upon company performance as measured by net income per share, and is administered through Bairnco's Management Incentive Compensation (MIC) Program. The annual pool for the MIC Program for executives is generated at the rate of $15,000 for each $.01 per share of net income of Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share, including the management incentive compensation annual pool as a cost in arriving at pre-tax income. Over the past fiscal year, net income excluding non-operating items was equal to $1.08 per share, generating a total bonus pool of $1,170,000 of which $684,918 was paid out.

      Distribution of MIC awards to eligible employees is dependent upon the Compensation Committee's review of management's objective evaluation of the individual employee's achievement, as measured against predetermined specific objectives for each employee, and distributions are made on an annual basis.

Stock Option Plan

      The 1990 Bairnco Stock Incentive Plan (the "Option Plan") was approved by shareholders at the 1990 Annual Meeting of Shareholders. Under the terms of the Option Plan, the Committee has complete discretion in determining the participation and number of options, if any, to be granted to a Participant. The Committee has established and follows guidelines with respect to the granting of options under the Option Plan to employees upon their hire or promotion to important managerial or supervising classifications.

Compensation Earned by the Chief Executive Officer

      In considering the Chairman's base salary, the Committee reviewed Bairnco's general financial performance and the progress in improving operating performance. The Committee also reviewed the Chairman's base salary against recent salary surveys. This information showed Mr. Fichthorn's salary to be in the average range for industrial companies the size of Bairnco. The Committee also considered the time period elapsed from Mr. Fichthorn's date of last increase in May 1998. On May 1, 1999 he received a salary increase of 3.0% resulting in a current salary for Mr. Fichthorn of $389,000. In accordance with his contract, Mr. Fichthorn also earned a bonus for 1999 in the amount of $292,500 which represents 25% of the pool generated by the formula described above.

162 (m) Disclosure

      Based on current levels of compensation, no executive officer is expected to receive compensation for 2000 services which would be non deductible under
Section 162 (m) of the Internal Revenue Code. Accordingly, the Compensation Committee has not considered any revisions to its policies and programs in response to this provision of law.

Respectfully submitted,
The Compensation Committee

Richard A. Shantz
Charles T. Foley
William F. Yelverton

Performance Graph

      Presented in the graph below is a comparison of the five year cumulative returns among Bairnco Common Stock, the S&P 500 Index, the Russell 2000 Index and a Dow Jones composite peer group index. The cumulative returns shown in the graph assume an initial investment of $100 as of December 31, 1993, and reinvestment of all cash and cash equivalent dividends declared as of the ex-date of the dividend.

      Due to the diversity of Bairnco's operations, no single published industry or line-of-business index was determined to be relevant for comparative purposes to the total return on an investment in Bairnco Common Stock over the last five years. Accordingly, a composite peer group index was developed using three industry group indices published by Dow Jones. The indices used, each of which was weighted equally in deriving the composite index, were the Dow Jones Electrical Components and Equipment Index, the Dow Jones Industrial - Diversified Index and the Dow Jones Diversified Technology Index.

  [THE FOLLOWING TABLE WAS PRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

                               [GRAPHIC OMITTED]

                              Bairnco   S&P 500   Composite  Russell 2000
                              -------   -------   ---------  ------------
         1994..............     100       100        100      100
         1995..............     146       138        133      128
         1996..............     174       169        168      150
         1997..............     266       226        206      183
         1998..............     195       290        230      178
         1999..............     168       351        289      216

                      PROPOSAL 2. RATIFICATION OF AUDITORS

      The Board of Directors has voted unanimously to retain the firm of Arthur Andersen LLP, independent certified public accountants, as auditors for Bairnco and its subsidiaries for the 2000 fiscal year. The Board of Directors is submitting its selection of Arthur Andersen LLP to shareholders for ratification. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. These representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so. Ratification of management's selection of auditors will require the affirmative vote of the holders of a majority of the shares of Bairnco Common Stock present at the Annual Meeting (assuming that a quorum is present). The Board of Directors recommends a vote FOR ratification of management's selection of auditors.

                      PROPOSAL 3. 2000 STOCK INCENTIVE PLAN

      The Board of Directors is submitting the Bairnco 2000 Stock Incentive Plan (the "Stock Incentive Plan") to the shareholders for their approval. Bairnco believes that over the years its stock plans have made a significant contribution to the success of Bairnco by helping attract and retain skilled management personnel.

      The following summary is qualified in its entirety by reference to the full text of the Stock Incentive Plan which is set forth as Exhibit A to this Proxy Statement.

General Information Regarding the Stock Incentive Plan

      The stock incentive plan has two components which, if approved, will provide (i) for automatic grants ("Automatic Grants") of stock options to non-employee directors ("Outside Directors") in the number of shares and at the times described below and (ii) the Compensation Committee (the "Committee") with discretionary authority to grant stock options to officers and other key executive and management employees of Bairnco and its subsidiaries (the "Discretionary Portion"). All Outside Directors would receive automatic grants. The Committee would select the grantees under the Discretionary Portion of the Stock Incentive Plan from approximately 100 employees, including one officer and director and three officers who are also employees. The number of such grantees could vary from year to year. It is not possible to state in advance the exact number or identity of such grantees or the amounts of the grants.

      The maximum number of shares of Bairnco Common Stock that may be issued under the 2000 Stock Incentive Plan would be 750,000. The shares to be issued under the Stock Incentive Plan may be unissued shares or treasury shares. If there is a stock split, stock dividend, recapitalization, or other relevant change affecting the Bairnco Common Stock, the Board of Directors will make any appropriate adjustments in the number of shares that could be issued in the future and in the number of shares and price under all outstanding grants made before the event. If shares under a grant are not issued, those shares would again be available for inclusion in future grants. If any award under the Stock Incentive Plan is exercised using shares of previously owned Bairnco Common Stock only the net number of shares issued will be counted against the shares authorized for issuance.

      The Committee must be composed of two or more persons appointed by the Board of Directors of Bairnco who are not eligible to receive grants under the Discretionary Portion of the Stock Incentive Plan (but who may receive Automatic Grants). The Committee will have the authority to administer the Discretionary Portion of the Stock Incentive Plan. Pursuant to that authority, the Committee may establish rules and regulations for the operation of the Discretionary Portion, select employees to receive grants thereunder and determine the number of shares subject to such grants. The Committee may grant awards under the Discretionary Portion in exchange for prior awards under the Discretionary Portion or under the 1990 Incentive Plan, and the shares subject to any exchanged award or option will become available for future grants under the Stock Incentive Plan.

Grants to Employees Under the Stock Incentive Plan

      Stock Options

      The Committee could grant employees (but not Outside Directors) nonqualified options and options qualifying as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"). The option price of an incentive stock option would be the fair market value of a share of Bairnco Common Stock on the date of grant. The option price for a non-qualified stock option would be the fair market value of a share on the date grant (or, if determined by the Committee, the book value per share). To exercise an option, an employee would pay the option price in cash or, if permitted by the Committee, by delivering shares of Bairnco Common Stock already owned by the employee that have a fair market value equal to the option price. The Stock Incentive Plan would authorize the Committee to permit "pyramiding", which involves the exercise of an option in successive stages using as the payment at each stage shares which have been acquired under the option in preceding stages.

      The term of each option will be fixed by the Committee but may not exceed 10 years from the date the option becomes exercisable (or, in the case of an incentive stock option, ten years from the date of grant). The Committee will determine the time or times at which each option granted to an employee may be exercised. Such options may be made exercisable in installments, and the exercisability of such options may be accelerated by the Committee.

      Termination of Employment

      Unless otherwise determined by the Committee, in the event of termination of employment by reason of retirement, long-term disability or death, any option may thereafter be exercised in full for a period of three years (or such shorter period as the Committee shall determine at grant), subject in each case to the stated term of the option. In the event of termination of employment for any reason other than retirement, disability or death, unless otherwise determined by the committee, any options will be cancelled. The committee may permit an employee whose employment terminates for any such reason up to three years to exercise an option.

      Change of Control Provisions

      The Stock Incentive Plan provides that, except as described below, in the event of a "change of control" (as described in the Stock Incentive Plan), all options granted to employees will become immediately exercisable. Notwithstanding the foregoing, if the Committee determines that an employee will receive a new award (or have his/her prior award honored) in a manner which preserves its value and eliminates the risk that the value of the award will be forfeited due to involuntary termination, no acceleration of exercisability or vesting would occur as a result of the change of control, provided that the Committee may waive this condition at the time of the grant of any award.

      Grants to Outside Directors Under the Stock Incentive Plan

      Each person who becomes an Outside Director during the term of the Stock Incentive Plan an option for 5,000 shares of Bairnco Common Stock on the date he or she becomes a member of the Board. Additionally, during the term of the Stock Incentive Plan, each Outside Director will receive an option grant of 1,000 shares at each annual meeting of shareholders occurring during his or her service as a member of the Board of Directors.

      Each option granted to an Outside Director will have an option price per share equal to the fair market value of a share of Bairnco Common Stock on the date the option is granted under the terms of the Stock Incentive Plan. Each option will become exercisable in three approximately equal annual installments, provided that (i) all such options will become exercisable upon the occurrence of a change of control or (ii) will become fully exercisable upon the Outside Director's death or retirement from the Board at or after age 65. Each option shall remain exercisable for 10 years after the date on which it becomes exercisable and shall be exercisable for up to three years (or, if shorter, over its remaining term) following termination from membership on the Board, but only to the extent exercisable on the date of such termination (including by reason of any acceleration occurring at the date of such termination).

Federal Income Tax Consequences

      The grant of an incentive stock option or a non-qualified stock option would not result in income for the grantee or in a deduction for Bairnco.

      The exercise of a non-qualified stock option generally would result in ordinary income for the grantee and a deduction for Bairnco measured by the difference between the fair market value of the shares received at the time of exercise and the option price. However, if the grantee is an officer or director subject to the short swing trading provisions of Section 16(b) of the Securities Exchange Act of 1934 (a "16(b) person"), the income for that grantee and the deduction for Bairnco would be measured by the difference between the option price and the fair market value for the shares six months following exercise, unless the grantee elects, in accordance with Internal Revenue Service regulations, to recognize the income at the time of exercise. Income tax withholding would be required at the time income is recognized.

      Exercise of an incentive stock option would not result in ordinary income for an employee if the employee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise, and (ii) is an employee of Bairnco or a subsidiary of Bairnco from the date of grant until three months before the exercise date. If these requirements are met, the employee's basis in the shares upon later disposition would be the option price and any gain realized upon disposition of such shares would be taxed to the employee as long term capital gain, and Bairnco would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is considered as income for purposes of the alternative minimum tax; therefore, a grantee is potentially subject to the minimum tax on the excess of market value of the shares purchased determined at the time of exercise over the option price as a result of the exercise. Outside Directors may not receive incentive stock options.

      If the employee disposes of the incentive stock option shares prior to the expiration of the holding periods described above, the employee would recognize ordinary income and Bairnco would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of this amount would be treated as long term or short term capital gain, depending on whether the shares are held for the requisite holding period.

Other Information

      The Board may terminate or suspend the Stock Incentive Plan at any time but such termination or suspension will not affect any stock options then outstanding. Unless terminated by action of the Board, the Stock Incentive Plan will continue in effect indefinitely. The Board may also amend the Stock Incentive Plan as it deems advisable. The Board presently intends to submit all material amendments to the Stock Incentive Plan to the Shareholders for their approval to the extent required by applicable law, exchange rules or Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended. Subject to the terms of the Stock Incentive Plan, the Committee may amend the term of any award or option theretofore retroactively or prospectively, but no such amendment shall adversely affect any such award or option without the holder's consent.

      The Board of Directors unanimously recommends a vote FOR approval of Bairnco's 2000 Stock Incentive Plan.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

      Any proposal that a shareholder of Bairnco desires to have included in the Proxy Statement relating to the 2001 Annual Meeting of Shareholders must be received by Bairnco at its executive offices no later than December 1, 2000. The executive offices of Bairnco currently are located at 300 Primera Blvd., Suite 432, Lake Mary, Florida 32746.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based on Bairnco's review of filings with the Securities and Exchange Commission and written representations from its directors and executive officers, the following director failed to file during 1999 a report covering a single transaction on a timely basis as required by Section 16(a) of the Securities Exchange Act of 1934:

      William Yelverton filed a late Form 4 reporting a single stock option grant under the 1990 Bairnco Stock Incentive Plan.

      The Company is not aware of any beneficial holder of 10% of the Company's common stock which has not complied with filing requirements.

                           EXPENSES AND OTHER MATTERS

      Bairnco will pay the costs of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith. Bairnco has requested brokers, nominees, fiduciaries and other custodians who hold shares of Bairnco Common Stock in their names to solicit proxies from their clients who own such shares, and Bairnco has agreed to reimburse them for their expenses in so doing.

      In addition to the use of the mails, certain officers, directors and regular employees of Bairnco, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

      Management does not intend to present any further items of business to the Annual Meeting, and knows of no such items that will or may be presented by others. If, however, any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

                                          By Order of the Board of Directors

                                          Larry D. Smith
                                          Secretary

Lake Mary, Florida
March 11, 2000

                  PLEASE DATE, SIGN AND IMMEDIATELY RETURN THE
             ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                                                                       EXHIBIT A

                               BAIRNCO CORPORATION

                            2000 STOCK INCENTIVE PLAN

                               Section 1. Purpose

      1.1. The purpose of the "BAIRNCO CORPORATION 2000 STOCK INCENTIVE PLAN" (the "Plan") is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees and Outside Directors, and (c) enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

                             Section 2. Definitions

      2.1. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

      (a)   "Act" means the Securities Exchange Act of 1934, as amended.

      (b)   "Board" means the Board of Directors of the Company.

      (c) "Book Value" on any date shall mean the book value per share of Stock as reflected on the most recent consolidated pro forma balance sheet of the Company; provided, however, that the Committee may, in its discretion, adjust the book value per share to reflect events or other circumstances not reflected on such most recent balance sheet.

      (d) "Change in Control" means the first to occur of the following events:

            (i) The acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Act, other than the Company, its Subsidiaries or any employee benefit plan of the Company or its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either the then outstanding shares of Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

            (ii) When individuals who, as of the beginning of any 24-month period (or such other period as the Committee shall determine at the time of grant), constitute the Board at the beginning of such period (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

            (iii) The approval by the stockholders of the Company of the (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company.

      (e) "Change in Control Price" means the highest price per share of Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs.

      (f)   "Code" means the Internal Revenue Code of 1986, as amended.

      (g) "Committee" means the Compensation Committee of the Board (or such other committee of the Board which shall have jurisdiction over the compensation of officers), which shall consist of two or more members. If at any time, no Committee shall be in office, the Board shall perform the functions of the Committee, provided that a majority of the members of the Board are disinterested persons (as described above).

      (h) "Company" means BAIRNCO Corporation, a Delaware corporation, and any successor thereto.

      (i) "Constructive Termination" means a termination by a Participant following a material reduction in the Participant's compensation, a material reduction in the Participant's responsibilities or the relocation of the Participant's principal place of employment to another location, in each case without the Participant's written consent.

      (j) "Disability" means total disability as determined in accordance with the terms of the Company's long-term disability plan, as in effect from time to time.

      (k) "Employee" means any officer or other key employee of the Company or any of its Subsidiaries.

      (l) "Fair Market Value" means the closing price of a share of Stock on any date in which the Stock is traded on an established securities market as reported on such recognized quotation system on which the trading prices of the Stock are quoted on such date. In the event that there are no Stock transactions reported on such system on such date, Fair Market Value shall mean the closing price of a share of Stock on the immediately preceding date on which Stock transactions were so reported. If on any date the Stock is not traded on an established securities market, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee in its absolute discretion.

      (m) "Involuntary Termination" means a termination by the New Employer for any reason.

      (n) "New Employer" means the Participant's employer, or the parent or subsidiary of such employer, immediately following a Change in Control.

      (o) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an "Incentive Stock Option" (ISO) within the meaning of
            Section 422 of the Code or (ii) a "Nonqualified Stock Option" (NSO), except that ISOs may not be granted to Outside Directors.

      (p) "Outside Director" means a member of the Board who is not a common law employee of the Company or any its Subsidiaries.

      (q) "Participant" means any Employee or Outside Director designated by the Committee to participate in the Plan.

      (r) "Retirement" means termination of employment in accordance with the retirement provisions of any retirement plan maintained by the Company or any of its subsidiaries; provided that, in the case of an Outside Director, Retirement shall mean retirement from service as a member of the Board of Directors after achieving age 65.

      (t) "Stock" means the common stock of the Company, par value $.05 per share.

      (u) "Subsidiary" means any corporation in which a majority of its outstanding voting securities is owned, directly or indirectly, by the Company.

      2.2. Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

                    Section 3. Eligibility and Participation

      Participants in the Plan shall be those Employees and/or Outside Directors selected by the Committee to participate in the Plan.

                       Section 4. Powers of the Committee

      4.1. Power to Grant. The Committee shall determine the Participants to whom Options shall be granted, the type or types of Options to be granted and the terms and conditions of any and all such Options. The Committee may establish different terms and conditions for different types of Options, for different Participants receiving the same type of Option and for the same Participant for each Option such Participant may receive, whether or not granted at different times.

      4.2. Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan under its jurisdiction, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

                        Section 5. Stock Subject to Plan

      5.1. Number. Subject to the provisions of Section 5.3, the number of shares of Stock subject to Options under the Plan may not exceed 750,000 shares. With respect to any shares issued with respect to any Option exercised by surrendering previously owned Stock, only the net number of shares of Stock issued shall be counted against the number of shares authorized for issuance hereunder. Without limiting the foregoing, the Committee may grant Options under the Plan which are conditioned on the cancellation or termination of Options granted under the Plan or a prior incentive plan, including Options which are payable solely in cash. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.

      5.2. Canceled, Terminated, or Forfeited Options. Any shares of Stock subject to an Option which for any reason is canceled, terminated or otherwise settled without the issuance of any Stock (including in exchange for a cash payment or other economic benefit) shall again be available for Options under the Plan.

      5.3. Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary cash dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available for Options under Section 5.1 or subject to outstanding Options and the respective prices, limitations, and/or performance criteria applicable to outstanding Options may be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that any fractional shares resulting from any such adjustment shall be disregarded.

                            Section 6. Stock Options

      6.1. Grant of Options. Options may be granted to Participants or Outside Directors at such time or times as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant; provided that, unless the Committee otherwise determines, each Outside Director shall receive an Option in respect of 5,000 shares of Stock when first elected to the Board of Directors and shall annually receive an Option grant in respect of 1,000 shares of Stock at each annual meeting of shareholders occurring during his or her service as a member of the Board of Directors. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other terms not inconsistent with the Plan as the Committee shall determine.

      6.2. Option Price. The Committee may grant NSOs pursuant to the Plan at an exercise price greater than or equal to either (i) the Fair Market Value or (ii) the Book Value of the Stock on the date the Option is granted. All

ISOs granted pursuant to the Plan shall have an exercise price at least equal to the Fair Market Value of a share of Stock on the date the Option is granted.

      6.3. Exercise of Options. Options awarded under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions, including the performance of a minimum period of service or the satisfaction of performance goals, as the Committee may impose, either at or after the time of grant of such Options; provided that no Option shall be exercisable for more than 10 years after the date on which it becomes exercisable (or, in the case of an Option which is an ISO, 10 years after the date of grant). Notwithstanding anything in the Plan to the contrary, to the extent required by the Code, the aggregate Fair Market Value (determined as of the date the Option is granted) of the shares of Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its subsidiaries) shall not exceed $100,000 or such other amount as may subsequently be specified under the Code; provided that any Options granted having a value in excess of such amount shall be deemed to be NSOs.

      6.4. Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that written notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise. The Committee may, in its discretion, permit a Participant to make payment in Stock already owned by him, valued at its Fair Market Value on the date of exercise, as full or partial payment of the exercise price. As soon as practicable after receipt of a written exercise notice and full payment of the exercise price, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock.

      6.5. Settlement Rights. The Company may, at the direction of the Committee, elect upon receipt of an exercise notice with respect to an Option, pay the Participant an amount per share in cash equal to the difference between the Fair Market Value of the Stock and the exercise price under the Option in lieu of issuing the shares of Stock to the Participant.

                      Section 7. Termination of Employment

      7.1. Termination of Employment Due to Retirement. Unless otherwise determined by the Committee at the time of grant, in the event a Participant's employment terminates by reason of Retirement, any Option granted to such Participant which are then outstanding may be exercised at any time prior to the expiration of the term of the Option or within three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant's termination of services for the Company or any Subsidiary, whichever period is shorter.

      7.2. Termination of Employment Due to Death or Disability. Unless otherwise determined by the Committee at the time of grant, in the event a Participant's employment is terminated by reason of death or Disability, any Options granted to such Participant which are then outstanding may be exercised by the Participant or the Participant's legal representative at any time prior to the expiration date of the term of the Option or within three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant's termination of services for the Company or any Subsidiary, whichever period is shorter.

      7.3. Termination of Employment for Any Other Reason. Unless otherwise determined by the Committee at or after the time of grant, in the event the employment of the Participant shall terminate for any reason other than one described in Section 7.1 or 7.2, any Options granted to such Participant which are then outstanding shall be canceled. Notwithstanding the foregoing, in no event shall the Committee permit any Participant the right to exercise an Option more than three (3) years after the termination of the Participant's services for the Company or any Subsidiary.

                          Section 8. Change in Control

      8.1. Accelerated Vesting and Payment. Unless the Committee shall otherwise determine in the manner set forth in Section 8.2 below, in the event of a Change in Control, each Option shall be canceled in exchange for a payment in cash of an amount equal to the excess of the Change in Control Price over the exercise price for such Option.

      8.2. Alternative Options. Notwithstanding Section 8.1, no cancellation, acceleration of exercisability or vesting or cash settlement or other payment shall occur with respect to any Option or any class of Options if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Option or Options shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an "Alternative Award"), by the New Employer, provided that any such Alternative Award must:


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      (i)   be based on stock which is traded on an established securities market, or which will be so traded within 30 days of the Change in Control;

      (ii) provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise and vesting schedule and identical or better timing and methods of payment;

      (iii) have substantially equivalent economic value to such Option (determined at the time of the Change in Control);

      (iv) have terms and conditions which provide that in the event that the Participant suffers an Involuntary Termination or Constructive
            Termination:

            (A) any conditions on a Participant's rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be; or

            (B) each Participant shall have the right to surrender such Alternative Award within 30 days following such termination in exchange for a payment in cash equal to the excess of the fair market value of the stock subject to the Alternative Award over the price, if any, that a Participant would be required to pay to exercise such Alternative Award.

Notwithstanding this Section 8.2, the Committee may, at the time of grant, determine that this Section 8.2 shall not be applicable with respect to a particular Option and that Section 8.1 shall apply to such Option without regard to Section 8.2.

                     Section 9. Amendment, Modification, and
                               Termination of Plan

      The Board at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan, without the consent of the Participant.

                      Section 10. Miscellaneous Provisions

      10.1. Nontransferability of Options. No Options granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

      10.2. Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to or exercised by the Participant's surviving spouse, if any, or otherwise to or by his estate.

      10.3. No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any subsidiary or affiliate. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Options.

      10.4. Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local withholding tax requirements on any Option under the Plan, and the Company may defer payment of cash or issuance of Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose,
(i) to have shares of Stock otherwise issuable under the Plan withheld by the Company or (ii) to deliver to the


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

Company previously acquired shares of Stock having a Fair Market Value sufficient to satisfy all or part of the Participant's estimated total Federal, state, and local tax obligation associated with the transaction.

      10.5. Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

      10.6. No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

      10.7. Requirements of Law. The granting of Options and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

      10.8. Term of Plan. The Plan shall be effective upon its adoption by the Board, subject to approval by the Company's stockholders at their next annual meeting. The Plan shall continue in effect, unless sooner terminated pursuant to
Section 9, until the tenth anniversary of the date on which it is adopted by the Board.

      10.9. Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.


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